FOR IMMEDIATE RELEASE

TECNOGLASS WARRANTS TO COMMENCE TRADING ON THE OTC BULLETIN BOARD

Barranquilla, Colombia – January 30, 2014 – Tecnoglass, Inc. (NASDAQ: TGLS; TGLSW) (“Tecnoglass” or the “Company”) today announced that, effective with the commencement of trading on January 31, 2014, its ordinary share purchase warrants will be suspended from trading on the NASDAQ Capital Market and will commence trading on the OTC Bulletin Board. The symbol is anticipated to remain TGLSW; however, investors are urged to check the OTC Bulletin Board Daily List for confirmation of the final symbol. All other terms and conditions of the warrants are unchanged, and the Company’s ordinary shares remain trading on the NASDAQ Capital Market.

NASDAQ determined to cease trading of the warrants on its exchange due to the Company’s inability to meet NASDAQ Listing Rule 5515(a)(4), which requires a minimum of 400 warrant holders.

About Tecnoglass

Tecnoglass is a leading manufacturer of hi-spec, architectural glass and windows for the global residential and commercial construction industries. Headquartered in Barranquilla, Colombia, Tecnoglass operates out of a 1.2 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass sells to more than 300 customers in North, Central and South America, and exports approximately 43% of its production to foreign countries, with the United States accounting for approximately 30% of Company revenues in 2012. Tecnoglass’s tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston).

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contacts:

The Equity Group Inc.

Devin Sullivan, Senior Vice President

212-836-9608

dsullivan@equityny.com

Thomas Mei, Associate

212-836-9614

tmei@equityny.com